Exhibit 4.2
EXECUTION COPY

INSURANCE SERVICES OFFICE, INC.
$100,000,000
SERIES A SENIOR NOTES
$100,000,000
UNCOMMITTED MASTER SHELF AGREEMENT
Dated as of June 13, 2003

TABLE OF CONTENTS
(Not Part of Agreement)

1.	AUTHORIZATION OF ISSUE OF NOTES.	1
1A.	Authorization of Issue of Series A Notes.	1
1B.	Authorization of Issue of Shelf Notes.	2

2.	PURCHASE AND SALE OF NOTES.	2
2A.	Purchase and Sale of Series A Notes.	2
2B.	Purchase and Sale of Shelf Notes.	3
2B(1).	Facility.	3
2B(2).	Issuance Period.	3
2B(3).	Periodic Spread Information.	3
2B(4).	Request for Purchase.	4
2B(5).	Rate Quotes.	5
2B(6).	Acceptance.	5
2B(7).	Market Disruption.	6
2B(8).	Facility Closings.	6
2B(9).	Fees.	7

2C.	CERTAIN FLOATING RATE SHELF NOTE PROVISIONS	8
2C(1).	Floating Rate Interest	8
2C(2).	Breakage Cost Indemnity.	9
2C(3).	Reserve Requirement; Change in Circumstances	10
2C(4).	Illegality	12
2C(5).	Inability to Determine Interest Rate	12
2C(6).	Default Rate	13
2C(7).	Interest Rate Limitation	13
2C(8).	Assignment of Notes under Certain Circumstances	13
2C(9).	Time Bar on Compensation Claims	14

3.	CONDITIONS OF CLOSING.	14
3A.	Certain Documents.	14
3B.	Representations and Warranties; No Default.	15
3C.	Purchase Permitted by Applicable Laws.	15
3D.	Payment of Fees.	15
3E.	Proceedings.	15

4.	PREPAYMENTS.	16
4A.	No Required Prepayments of Series A Notes.	16
4B.	Required Prepayments of Shelf Notes.	16
4C.	Optional Prepayment of Shelf Notes.	16
4D.	Notice of Optional Prepayment.	16

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4E.	Application of Prepayments.	17

5.	AFFIRMATIVE COVENANTS.	17
5A.	Financial Statements; Notice of Defaults.	17
5B.	Information Required by Rule 144A.	18
5C.	Inspection of Property.	19
5D.	Intentionally Omitted.	19
5E.	Maintenance of Corporate Existence.	19
5F.	Maintenance of Insurance.	19
5G.	Maintenance of Properties.	19
5H.	Compliance with Laws.	19
5I.	Environmental and Safety Laws.	20
5J.	Payment of Taxes and Claims.	20
5K.	ERISA.	20
5L.	Pari Passu Status.	20
5M.	Most Favored Lender Status.	20

6.	NEGATIVE COVENANTS.	21
6A.	Financial Covenants.	21
6B.	Priority Debt.	21
6C.	Limitations on Liens and Encumbrances.	21
6D.	Merger and Consolidation.	23
6E.	Sale of Assets.	24
6F.	Sale of Receivables.	25
6G.	Subsidiary Restrictions.	25
6H.	Issuance of Stock by Subsidiaries.	26
6I.	Guarantees.	26
6J.	Sale and Lease Back.	27
6K.	Transactions with Affiliates.	27
6L.	Nature of Business.	27
6M.	Loans, Advances and Investments.	27

7.	EVENTS OF DEFAULT.	29
7A.	Acceleration.	29
7B.	Rescission of Acceleration.	32
7C.	Notice of Acceleration or Rescission.	32
7D.	Other Remedies.	32

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES.	32
8A.	Organization.	32
8B.	Financial Statements.	33
8C.	Actions Pending.	34
8D.	Outstanding Debt.	34

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8E.	Title to Properties.	34
8F.	Taxes.	34
8G.	Conflicting Agreements and Other Matters.	34
8H.	Offering of Notes.	35
8I.	Use of Proceeds.	35
8J.	ERISA.	35
8K.	Governmental Consent.	36
8L.	Compliance with Laws.	36
8M.	Environmental Compliance.	36
8N.	Possession of Material Rights and Intellectual Property.	37
8O.	Regulatory Status.	37
8P.	Disclosure.	37

9.	REPRESENTATIONS OF THE PURCHASERS.	37

10.	DEFINITIONS; ACCOUNTING MATTERS.	40

11.	MISCELLANEOUS.	55

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Insurance Services Office, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
As of June 13, 2003
Prudential Investment Management, Inc. (“Prudential”)
The Prudential Insurance Company of America
U.S. Private Placement Fund
Baystate Investments, LLC
United of Omaha Life Insurance Company
(collectively, the “Series A Purchasers”)
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided (together with the Series A
Purchasers, the “Purchasers”)
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036
Ladies and Gentlemen:
          The undersigned, Insurance Services Office, Inc. (together with its permitted successors and assigns, called the “Company”), hereby agrees with you as follows:
          1. AUTHORIZATION OF ISSUE OF NOTES.
          1A. Authorization of Issue of Series A Notes. The Company will authorize the issue of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature June 13, 2005, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 2.15% per annum and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit
A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.

          1B. Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, (i) in the case of each Shelf Note so issued bearing a fixed rate of interest (each, a “Fixed Rate Shelf Note”), to mature no more than 12 years after the date of original issuance thereof and to have an average life of no more than 10 years after the date of original issuance thereof or (ii) in the case of each Shelf Note so issued bearing a floating rate of interest (each, a “Floating Rate Shelf Note”), to mature no more than 5 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(6), and to be substantially in the form of Exhibit A-2 attached hereto in the case of a Fixed Rate Shelf Note and Exhibit A-3 attached hereto in the case of a Floating Rate Shelf Note. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate option (fixed or floating), (e) the same interest rate (in the case of Fixed Rate Shelf Notes) or the same LIBOR Rate Margin and Base Rate Margin (in the case of Floating Rate Shelf Notes), (f) the same interest payment periods and (g) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
          2. PURCHASE AND SALE OF NOTES.
          2A. Purchase and Sale of Series A Notes. The Company hereby agrees to sell to the Series A Purchasers and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite its name on the Purchaser Schedule attached hereto (herein called the “Purchaser Schedule”) at 100% of such aggregate principal amount. On June 13, 2003 (herein called the “Series A Closing Day”), the Company will deliver to each Series A Purchaser at the offices of Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by each Series A Purchaser and in the denomination or denominations specified with respect to each Series A Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account #001862294 at HSBC, New York, NY, ABA Routing Number 021001088.

          2B. Purchase and Sale of Shelf Notes.
          2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates, from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time and for which the closing has not been cancelled, plus the aggregate principal amount of Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to such time is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
          2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of:
     (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary),
     (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day),
     (iii) the last Closing Day after which there is no Available Facility Amount,
     (iv) the termination of the Facility under paragraph 7A of this Agreement, and
     (v) the acceleration of any Note under paragraph 7A of this Agreement.
The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
          2B(3). Periodic Spread Information. Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility

Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2B(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.
          2B(4). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall:
     (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made,
     (ii) specify the principal amounts, final maturities (which, in the case of Fixed Rate Shelf Notes, shall be no more than 12 year from the date of issuance and, in the case of Floating Rate Shelf Notes, shall be no more than 5 years from the date of issuance), average life (which, in the case of Fixed Rate Shelf Notes, shall be no more than 10 years from the date of issuance), principal prepayment dates (if any) and amounts of the Shelf Notes covered thereby,
     (iii) specify whether the rate quotes are to contain fixed rates of interest or floating rates of interest and the interest payment periods (which, in the case of Fixed Rate Shelf Notes, shall be quarterly or semi-annually in arrears) of the Shelf Notes covered thereby,
     (iv) specify the use or uses of proceeds of such Shelf Notes,

     (v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase,
     (vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale,
     (vii) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and
     (viii) be substantially in the form of Exhibit B attached hereto.
Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential. Unless otherwise agreed by Prudential, the Company shall not submit a Request for Purchase for Floating Rate Shelf Notes if the aggregate principal amount of Floating Rate Shelf Notes that have been issued hereunder plus the aggregate principal amount of any Accepted Notes that would constitute Floating Rate Shelf Notes exceeds $65,000,000.
          2B(5). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(4), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, interest rate options (fixed or floating) and interest payment periods (in the case of Fixed Rate Shelf Notes) of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum (or, in the case of Floating Rate Shelf Notes, shall represent the applicable LIBOR Rate Margin and Base Rate Margin) payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
     2B(6). Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(5) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(7), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(7) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes executed by the Purchasers of such Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
          2B(7). Market Disruption. Notwithstanding the provisions of paragraph 2B(6), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(6) the domestic market for U.S. Treasury securities shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or, in the case of quotes with respect to Floating Rate Shelf Notes, a general suspension, material limitation or significant disruption in the London interbank market, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(7) are applicable with respect to such Acceptance.
     2B(8). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day not later than one Business Day prior to such Closing Date, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(8), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 2:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10

Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(9)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 2:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.
          2B(9). Fees.
          2B(9)(i). Facility Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the “Facility Fee”) in the amount of $100,000.
          2B(9)(ii). Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day or any Closing Day occurring on or before September 13, 2003) in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.
          2B(9)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Fixed Rate Accepted Note is delayed for any reason beyond the original Closing Day for such Fixed Rate Accepted Note, the Company will pay to the Purchaser of such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (herein called the “Delayed Delivery Fee”) calculated as follows:
(BEY — MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed and, upon the request of the Company, such investment being identified to the Company); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(8).
          2B(9)(iv). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Fixed Rate Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(6) or the penultimate sentence of paragraph 2B(8) that the closing of the purchase and sale of such Fixed Rate Accepted Note is to be canceled, or if the closing of the purchase and sale of such Fixed Rate Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(9)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
          2C. Certain Floating Rate Shelf Note Provisions.
          2C(1). Floating Rate Interest.
          (i) Each Series of Floating Rate Shelf Notes shall evidence, at the time of issuance thereof, either a LIBOR Loan or a Base Rate Loan, as provided in the applicable Confirmation of Acceptance (which Confirmation of Acceptance shall also specify, in the case of a LIBOR Loan, the initial Interest Period). Thereafter, in an irrevocable written notice from the Company by telecopier, U.S. Mail or overnight delivery service received by each holder of a Note of such Series no later than 12:00 noon New York City time on the third Business Day prior to (A) the last day of each Interest Period with respect to any outstanding LIBOR Loan or (B) the day (which shall be a Business Day) as of which the Company elects to convert a Base Rate Loan into a LIBOR Loan (except with respect to any LIBOR Loan or Base Rate Loan which is to be prepaid on such last day pursuant to paragraph 4C), the Company shall elect (a) in the case of an outstanding LIBOR Loan, whether such outstanding LIBOR Loan is to be continued as a LIBOR Loan or converted into a Base Rate Loan and if such outstanding LIBOR Loan is to be continued as a LIBOR Loan, the applicable Interest Period or (b) in the case of an outstanding Base Rate Loan being converted into a LIBOR Loan, the applicable Interest Period; provided that (x) at no time may more than one Interest Periods be in effect with respect to each Series of Floating Rate Shelf Notes and (y) the Company may not select any Interest Period for any LIBOR Loan under any Series of Notes (1) that would extend beyond the maturity date of such Series of Notes, or (2) if, after giving effect to such selection the principal amount of such LIBOR Loan would exceed the aggregate principal amount of the Notes of such Series to be outstanding after giving effect to any prepayment. Any such election by the Company with respect to any Series of Floating Rate Shelf Notes shall apply to all Notes of such Series, on a pro rata basis in accordance with the outstanding principal amounts thereof.
          (ii) If the Company fails to properly give any notice with respect to any outstanding LIBOR Loan pursuant to paragraph 2C(1)(i) in a timely manner, the Company shall be deemed to have elected to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of equivalent duration to the immediately preceding Interest Period. Promptly after the beginning of each Interest Period, at the written request of the Company, the holder of the greatest aggregate principal amount of the applicable Series of Notes, shall notify the Company of the LIBOR Rate for such Interest Period. Each determination of the applicable interest rate on any portion of the outstanding principal amount of the Notes for any Interest Period by such holder of the Notes of the applicable Series in accordance with this paragraph 2C(1)(ii) shall be conclusive and binding upon the Company and all holders of such Notes absent manifest error.
          (iii) Notwithstanding any of the foregoing provisions of this paragraph 2C(1), if an Event of Default has occurred or is continuing at the end of the Interest Period with respect to any LIBOR Loan, then the Company shall be deemed to have elected to convert such LIBOR Loan into a Base Rate Loan, and thereafter the Company shall not have the right to convert such Base Rate Loan to a LIBOR Loan until there shall exist no Event of Default.
          (iv) Interest on Floating Rate Shelf Notes shall (a) be payable (w) in the case of LIBOR Loans, in arrears on the last date of each applicable Interest Period (provided that, in the case of any Interest Period in excess of three (3) months, interest shall also be payable in arrears on the date which occurs three (3) months after the first day of such Interest Period), (x) in the case of Base Rate Loans, on the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into a LIBOR Rate Loan, (y) in the case of any Floating Rate Loan, on the date of any prepayment of the Notes of such Series (on the amount prepaid), (z) in the case of any Floating Rate Loan, at maturity of the Notes of such Series (whether by acceleration or otherwise) and after such maturity, on demand, and (b) be computed on the actual number of days elapsed and a year of 360 days (in the case of LIBOR Loans) and a year of 365/366 days (in the case of Base Rate Loans).
          2C(2). Breakage Cost Indemnity.
          (i) The Company agrees to indemnify each holder of Floating Rate Shelf Notes for, and to pay promptly to such holder upon written request, any amounts required to compensate such holder for any losses (excluding loss of anticipated profit), costs or expenses sustained or incurred by such holder by reason of the liquidation or reemployment of deposits or other funds acquired by such holder to fund or maintain LIBOR Loans in respect of such Floating Rate Shelf Notes as a consequence of (a) any event (including any prepayment of Floating Rate Shelf Notes as contemplated by paragraphs 4B or 4C or any acceleration of Floating Rate Shelf Notes in accordance with paragraph 7A) which results in (x) such holder receiving any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefor, (y) the conversion of a LIBOR Loan to a Base Rate Loan other than on the first day of the Interest Period in effect therefore, or (z) the closing of the purchase and sale of any Floating Rate Shelf Note in respect of a LIBOR Loan beyond the original Closing Day specified in the applicable Request for Purchase, or (b) any default in the making of any payment or prepayment of principal required to be made in respect of a LIBOR Loan (such amount being the “Breakage Cost Obligation”).
          (ii) A certificate of any holder of Floating Rate Shelf Notes setting forth any amount or amounts which such holder is entitled to receive pursuant to this paragraph 2C(2) shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within five Business Days after its receipt of the same.
          (iii) The provisions of this paragraph 2C(2) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of any Note.
          2C(3). Reserve Requirement; Change in Circumstances
          (i) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of a Floating Rate Shelf Note of the principal of or interest on any Floating Rate Shelf Note or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of such holder by the United States or the jurisdiction in which such holder has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of or credit extended by any holder of Floating Rate Shelf Notes in respect of LIBOR Loans or shall impose on such holder or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such holder and the result of any of the foregoing shall be to increase the cost to such holder of making or maintaining any LIBOR Loan or to reduce the amount of any payment received or receivable by such holder hereunder or under any of the Floating Rate Shelf Notes in respect of LIBOR Loans (whether of principal, interest or otherwise) by an amount deemed by such holder to be material, then the Company agrees to pay to such holder in accordance with clause (iii) below such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered; provided, however, that before making any such demand, each holder agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such holder, subject such holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to such holder; and provided, further, that any holder that is organized outside the United State of America and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Company, at the time or times prescribed by applicable law and reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          (ii) If any holder of a Floating Rate Shelf Note shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof) or any change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any governmental authority charged with the interpretation or administration thereof, or compliance by such holder with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority or the National Association of Insurance Commissioners has or would have the effect of reducing the rate of return on such holder’s capital as a consequence of the LIBOR Loans made pursuant hereto to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Company agrees to pay to such holder such additional amount or amounts as will compensate such holder for any such reduction suffered. Notwithstanding the foregoing, each holder shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such holder, would not subject such holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to such holder.
          (iii) A certificate of any holder of Floating Rate Shelf Notes setting forth the amount or amounts necessary to compensate such holder as specified in clause (i) or (ii) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within five Business Days after its receipt of the same.
          (iv) Except as provided in paragraph 2C(9), failure or delay on the part of any holder of Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to such period or any other period.
          (v) Subject to paragraph 2C(9), the provisions of this paragraph 2C(3) shall remain operative and in full force and effect regardless of the occurrence of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of Notes.
          2C(4). Illegality.
          (i) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any holder of Floating Rate Shelf Notes to make or maintain any LIBOR Loan, then (a) such holder shall promptly notify the Company in writing of such circumstances (which notice shall be withdrawn when such holder determines that such circumstances no longer exist), (b) the obligation of such holder to make LIBOR Loans, to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such holder to make or maintain LIBOR Loans, such holder shall then be obligated only to make or maintain Base Rate Loans and (c) such holder may require that all LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in clause (ii) below; provided, however, that each holder agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such designation would allow such holder to make or maintain LIBOR Loans and would not, in the reasonable judgment of such holder, subject such holder to any unreimbursed cost or expense and would not be otherwise disadvantageous to such holder.
          (ii) For purposes of this paragraph 2C(4), a notice to the Company by any holder of Notes shall be effective as to each LIBOR Loan made by such holder, if lawful, on the last day of the Interest Period then applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Company. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then applicable Interest Period with respect thereto, the Company agrees to pay such holder such amounts, if any, as may be required pursuant to paragraph 2C(2).
          2C(5). Inability to Determine Interest Rate. If on or prior to the first day of any Interest Period, the holder of the greatest aggregate principal amount of the applicable Series of Floating Rate Shelf Notes, shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period in accordance with the definition of “LIBOR Rate”, such holder shall give telefacsimile or telephonic notice thereof to the Company as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans of such Series or Base Rate Loans of such Series that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans of such Series shall be converted to or continued as Base Rate Loans of such Series and (ii) unless such notice is withdrawn, any other outstanding LIBOR Loans of such Series shall be converted, at the end of the then applicable Interest Period, to Base Rate Loans. Until such notice has been withdrawn by such holder no further LIBOR Loans shall be made or continued as such and the Company shall no longer have the right to convert Base Rate Loans to LIBOR Loans.
          2C(6). Default Rate. If any principal of or interest on any LIBOR Loan or Base Rate Loan, any Breakage Cost Obligation payment or any other amount payable hereunder or under any Floating Rate Shelf Note is not paid when due, to the extent permitted by applicable law interest thereon at the Default Rate shall be payable from and including the due date until paid. Such interest on any such amount shall be payable on the date such amount is paid or, at the option of the Person to whom such amount is payable, from time to time upon demand by such Person.
          2C(7). Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any holder of a Floating Rate Shelf Note, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such holder in accordance with applicable law, the rate of interest payable on such Floating Rate Shelf Note, together with all Charges payable to such holder shall be limited to the Maximum Rate.
          2C(8). Assignment of Notes under Certain Circumstances. In the event (i) any holder delivers a certificate requesting compensation pursuant to paragraph 2C(3) or (ii) any holder delivers a notice described in paragraph 2C(4), the Company may, at its sole expense and effort, upon notice to such holder, require such holder to transfer and assign, without recourse, all of its interests, rights and obligations under this Agreement and its Floating Rate Shelf Notes to an assignee that shall assume such assigned obligations (which assignee may be another holder, if a holder accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, (y) the Company or such assignee shall have paid to the affected holder in immediately available funds in U.S. dollars an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding LIBOR Loans of such holder plus all fees and other amounts accrued for the account of such holder hereunder, and (z) if such assignment occurs on any day other than the last day of the applicable Interest Period, then the Company or such assignee shall pay any Breakage Cost Obligation to the affected holder.

          2C(9). Time Bar on Compensation Claims. The Company shall not be required to pay any amount claimed by a holder pursuant to paragraph 2C(3) unless such holder has requested payment of such amount within six months of becoming aware of the event giving rise to such claim.
          3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, as determined by such Purchaser in its sole discretion, on or before the Closing Day for such Notes, of the following conditions:
          3A. Certain Documents. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:
     (i) The Note(s) to be purchased by such Purchaser.
     (ii) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes on such Closing Day, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (iii) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (iv) Certified copies of the Certificate of Incorporation and By-laws of the Company.
     (v) Favorable opinions of Joseph P. Giasi, Jr. Esq., General Counsel of the Company and of Chadbourne & Parke, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-1 and Exhibit D-2, respectively (in the case of the Series A Notes), or Exhibit D-3 and Exhibit D-4, respectively (in the case of any Shelf Notes), attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.
     (vi) A good standing certificate for the Company from the Secretary of State of Delaware dated of a recent date and such other evidence of the status of the Company as such Purchaser may reasonably request.

     (vii) Certified copies of Requests for Information or copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary incorporated or formed in the United States (under its present name and previous names) as debtor and which are filed in the offices of the Secretaries of State of their respective jurisdictions of incorporation or formation, together with copies of such financing statements.
     (viii) A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in connection with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained (by Prudential, using reasonable efforts, on behalf of the Company) for the Notes to be purchased.
     (ix) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.
          3B. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default and, after giving effect to the issuance of Notes on such Closing Day, no Event of Default or Default shall have occurred and be continuing; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to both such effects.
          3C. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.
          3D. Payment of Fees. The Company shall have paid to Prudential or any Purchaser, as applicable, any fees due it pursuant to or in connection with this Agreement, including any Facility Fee due pursuant to paragraph 2B(9)(i), any Issuance Fee due pursuant to paragraph 2B(9)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(9)(iii).
     3E. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement or the Notes and all documents incident thereto shall be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may have requested no later than the close of business on the Business Day preceding the applicable Closing Day.
     4. PREPAYMENTS. The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.
     4A. No Required Prepayments of Series A Notes. The Series A Notes shall not be subject to required prepayment.
     4B. Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.
     4C. Optional Prepayment of Shelf Notes.
     (i) Each Series A Note and each Series of Fixed Rate Shelf Notes shall be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of such Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C(i) shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.
     (ii) Each Series of Floating Rate Shelf Notes shall be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of such Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date; provided, however, that if any Notes are prepaid pursuant to this paragraph 4C(ii) on any day other than the last day of the applicable Interest Period, then such prepayment will be subject to paragraph 2C(2) and concurrently with such prepayment the Company shall pay any Breakage Cost Obligation payable thereunder.
     4D. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4C irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-

Maintenance Amount or Breakage Cost Obligation (as applicable), if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4C, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.
          4E. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for purposes of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.
          5. AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:
          5A. Financial Statements; Notice of Defaults. The Company covenants that it will deliver to each holder of any Notes in triplicate:
     (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;
     (ii) as soon as practicable and in any event within 105 days after the end of each fiscal year, consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit;
     (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);
     (iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and
     (v) with reasonable promptness, such other information respecting the conditions or operations (financial or otherwise) of the Company or any of its Subsidiaries as such holder may reasonably request.
Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of any Notes an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6B, 6C, 6E, 6H and 6M and stating that to the knowledge of such officer there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each holder of any Notes a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.
          The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each holder of any Notes an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
          5B. Information Required by Rule 144A. The Company covenants that, if another exemption from the registration requirement of the Securities Act is not then available, it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

          5C. Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times during normal business hours and as often as such Significant Holder may reasonably request.
          5D. Intentionally Omitted.
          5E. Maintenance of Corporate Existence. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises; provided that nothing in this paragraph shall prevent the abandonment or termination of the existence of any Subsidiary, or the rights, licenses, permits or franchises of any Subsidiary or the Company if such abandonment or termination would not reasonably be expected to have a Material Adverse Effect.
          5F. Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with insurers believed by the Company to be financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          5G. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, at all times maintain and preserve all property used or useful in its business in good working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto, so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          5H. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          5I. Environmental and Safety Laws. The Company covenants that it will, and will cause each Subsidiary to, deliver promptly to you any notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory actions instituted, completed or, to the Company’s best knowledge, threatened pursuant to any Environmental and Safety Laws; (ii) all material Environmental Costs and Liabilities against or in respect of the Company or any Subsidiary; and (iii) the Company’s or any Subsidiary’s becoming aware of any occurrence or condition on any real property adjoining the property of the Company or any Subsidiary that could reasonably be expected to cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.
          5J. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, prior to the time penalties would attach thereto, as well as lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be subject to a Good Faith Contest or the failure of which to pay or discharge or cause to be paid or discharged would not reasonably be expected to have a Material Adverse Effect.
          5K. ERISA. The Company covenants that it and any such Subsidiary will deliver to you promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in clause (xiii) of paragraph 7A notice of such event and the likely impact on the Company and its Subsidiaries.
          5L. Pari Passu Status. The Company covenants that any and all Indebtedness owing under the Notes and under this Agreement shall rank at least pari passu with all other present and future unsecured Indebtedness of the Company.
          5M. Most Favored Lender Status. The Company covenants that if it (or any Subsidiary) creates, incurs or assumes Indebtedness, or agrees to the modification of Indebtedness (or the indenture or other agreement underlying such Indebtedness) with representations, warranties, covenants and/or event of default provisions other than as set forth in, or more favorable to such lender or creditor than those already set forth in, paragraphs 5, 6, 7A or 8 hereof, then said paragraphs 5, 6, 7A or 8, as the case may be, shall be deemed to be automatically amended to include such other provision or more favorable provision, such amendment to be effective as of the date of such incurrence, creation, assumption or modification. Within three (3) Business Days thereafter, the Company shall deliver a written conforming amendment to this Agreement. Prior to the execution and delivery of such documents by the Company, this Agreement shall be deemed to contain each such more favorable (or, as the case may be, such additional) representation, warranty, covenant and/or event of default provision for purposes of determining the rights and obligations hereunder.

          6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:
          6A. Financial Covenants. The Company will not permit:
          6A(1). Fixed Charge Coverage Ratio. At any time the ratio of Consolidated Net Earnings Available for Fixed Charges to Consolidated Fixed Charges to be less than 2.75 to 1.00.
          6A(2). Consolidated Leverage Ratio. At any time the ratio of Consolidated Total Debt to Consolidated EBITDA to exceed 3.00 to 1.00.
          6B. Priority Debt. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Priority Debt if the aggregate amount of all Priority Debt at any time is in excess of an amount equal to 5% of Consolidated Assets.
          6C. Limitations on Liens and Encumbrances. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its properties or assets, whether now owned or hereafter acquired, or on any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes), except for:
     (i) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;
     (ii) Liens in existence on the date hereof as set forth on Schedule 6C hereto and any extensions renewals or replacements thereof, provided that (a) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof changed and (b) such Lien is not extended to any other property in violation of this Agreement;
     (iii) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit and which in the aggregate do not materially detract from the use or value of its property or assets or materially impair the use thereof in the operation of its business;
     (iv) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or a Wholly Owned Subsidiary;
     (v) any attachment or judgment Lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay, provided the aggregate amount of such attachment or judgment Liens shall not secure obligations in excess of $10,000,000 at any time;
     (vi) Liens existing (A) on any property or asset of a Person at the time such Person becomes a Subsidiary of or is merged with or into the Company or a Subsidiary of the Company or (B) at the time of the acquisition by the Company or a Subsidiary of any property or asset, provided that (1) such Liens shall not have been created, incurred or assumed in contemplation of such purchase, merger, consolidation, acquisition or other event, (2) such Liens shall be confined solely to the property or asset so acquired, and (3) all of such properties and assets shall not secure more than $10,000,000 in aggregate principal amount of Indebtedness;
     (vii) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics, materialmen and other like Liens imposed by applicable law, in each case, incurred in the ordinary course of business for sums not yet due or that are subject to a Good Faith Contest;
     (viii) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business, (A) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction, government or sales contracts and other similar obligations or (C) otherwise to satisfy statutory or legal obligations; provided, that in each such case such Liens (1) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money, the obtaining of advances or credit, and (2) do not in the aggregate materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of its business;
     (ix) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to use of real property, that are necessary for the conduct of the operations of the Company and its Subsidiaries or that customarily exist on properties of corporations engaged in similar businesses and are similarly situated and that do not in any event materially impair their use in the operations of the Company and its Subsidiaries;
     (x) Liens arising as a result of the filing of any financing statement under any applicable state uniform commercial code or comparable Law of any jurisdiction covering consigned or leased goods which do not constitute assets of the Company or its Subsidiaries and which is not intended as security;

     (xi) Liens provided for in equipment leases (including financing statements and undertakings to file the same), provided that such Liens are limited to the equipment subject to such leases, accessions thereto and the proceeds thereof;
     (xii) Liens on cash collateral not in excess of $12,000,000 in the aggregate securing outstanding New Israeli Shekel-denominated Indebtedness used soley for hedging purposes;
     (xiii) Liens in or upon and any right of offset against, moneys, deposit balances, security or other property, or interests therein, held or received by or for or left in the possession of any lender (or any affiliate of such lender) in connection with working capital facilities, lines of credit, term loans or other credit facilities entered into in the ordinary course of business, except to the extent that such Liens secure Indebtedness of the Company or any Subsidiary (A) in excess of $30,000,000 owing to any lender (or any affiliate of such lender) or (B) in excess of $50,000,000 owing to one or more lenders; provided, however, that in no event shall the Company be subject to a minimum or compensating balance or similar arrangement or arrangement requiring it to maintain minimum cash funds or deposits with such lender or lenders; and
     (xiv) Liens in respect of Priority Debt permitted under paragraph 6B.
If, notwithstanding the prohibition contained herein, the Company shall, or shall permit any Subsidiary to, create, incur, assume or suffer to exist any Lien other than those permitted by the provisions (i) through (xiv) of this paragraph 6C, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this paragraph 6C shall constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this paragraph 6C.
          6D. Merger and Consolidation. The Company will not consolidate with or merge into any other corporation, or transfer its properties and assets substantially as an entirety to any Person, unless:
     (i) the surviving corporation, if the Company is not the survivor, is a U.S. corporation that expressly assumes, by a written agreement satisfactory in form and substance to the Required Holders (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holders may require), the obligations of the Company under this Agreement and the Notes, including all covenants herein and therein contained, and such successor or acquiring entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, provided, however, that no such sale shall release the

Company from any of its obligations and liabilities under this Agreement or the Notes unless such sale is followed by the complete liquidation of the Company and substantially all the assets of the Company immediately following such sale are distributed to the successor or acquiring entity in such liquidation;
     (ii) no Default or Event of Default exists or would exist after giving effect to such merger or consolidation; and
     (iii) the Consolidated Net Worth of the surviving corporation is at least as great as the Consolidated Net Worth of the Company immediately prior to such merger or consolidation.
          6E. Sale of Assets. The Company will not Transfer or otherwise commit to Transfer any of its assets (including Subsidiary stock held by the Company), and the Company will not permit any Subsidiary to Transfer any of its assets (including Subsidiary stock held by such Subsidiary) or consolidate or merge into any other Person, except that:
     (i) any Subsidiary may Transfer assets to (or merge or consolidate with) the Company or a Subsidiary of the Company;
     (ii) the Company or any Subsidiary may sell inventory in the ordinary course of business;
     (iii) the Company or any Subsidiary may Transfer assets that, in its good faith, reasonable judgment, have no further useful or productive capacity, are fully used or depreciated, are obsolete or are no longer necessary or productive in the ordinary course of the Company’s business;
     (iv) the Company may enter into and consummate transactions permitted by paragraph 6D;
     (v) the Company or any Subsidiary may otherwise Transfer assets or, in the case of any Subsidiary, may consolidate or merge with any Person, provided that after giving effect thereto, (A) the aggregate book value of assets Transferred and of any merged or consolidated Subsidiaries during the twelve-month period most recently ended prior to such Transfer does not exceed 5% of Consolidated Assets of the Company and its Subsidiaries as of the end of the fiscal quarter most recently ended prior to such Transfer or (B) such Transferred assets and such merged or consolidated Subsidiaries did not contribute more than 10% of Consolidated EBITDA for the four fiscal quarter period most recently ended prior to such Transfer; and
     (vi) the Company or any Subsidiary may Transfer assets other than as set forth in the preceding clauses (i) through (v) if (A) the Net Proceeds therefrom, if any, are either (1) reinvested in outstanding capital stock of the Company, acquisitions otherwise permitted hereby, internal product development or Investments of the type described in Schedule 6M(vii) within 90 days of the receipt of such Net Proceeds or (2) applied within 90 days of the receipt of such Net Proceeds to a make an optional prepayment of Notes having a principal amount equal to the Ratable Portion of the Notes and (B) except in the case of a Transfer of any Investment permitted by paragraph 6M, the Company provides each holder of the Notes with an Officer’s Certificate at least 5 Business Days prior to such Transfer identifying the assets to be sold and the anticipated use of proceeds therefrom and certifying that the Net Proceeds, if any, will be used in compliance with this paragraph 6E. As used in this clause (vi), “Ratable Portion” shall mean an amount equal to the product of (x) the amount of Net Proceeds, if any, being applied to the payment of the Notes and all other Indebtedness, if any, of the Company or any Subsidiary which may be secured but that is otherwise pari passu with the Notes in right of payment multiplied by (y) a fraction the numerator of which is the principal amount of such Notes and the denominator of which is the aggregate principal amount of such Notes and such other Indebtedness.
          6F. Sale of Receivables. The Company covenants it will not, and will not permit any Subsidiary to, sell with recourse, discount, Transfer, dispose of or incur a Lien on any of its accounts receivable, except accounts receivable the collection of which is doubtful in accordance with GAAP.
          6G. Subsidiary Restrictions. The Company covenants it will not, and will not permit any Subsidiary to, enter into, or be otherwise subject to, any contract, agreement or other binding obligation that directly or indirectly limits the amount of, or otherwise restricts (i) the payment to the Company of dividends or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers to the Company of property or other assets by Subsidiaries other than:
     (A) restrictions in existence on the date hereof as set forth on Schedule 6G hereto and any extensions, renewals or replacements thereof, provided that such extension, renewal or replacement does not contain restrictions more restrictive than those in effect on the date hereof;
     (B) restrictions pertaining to assets or property subject to a Lien permitted by paragraph 6C existing in agreements relating to such Lien or the Indebtedness secured by such Lien;
     (C) customary non-assignment provisions in agreements entered into in the ordinary course of business and consistent with past practices;
     (D) restrictions existing under or by reason of applicable law;

     (E) restrictions in any agreement relating to a Transfer permitted under paragraph 6E insofar as it relates to the property or assets being Transferred;
     (F) any encumbrance or restriction, with respect to a Person that is not a Subsidiary of the Company on the date hereof, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary other than such Person which is becoming a Subsidiary; and
     (G) any encumbrance or restriction in the case of clause (iii) of this paragraph 6G arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Subsidiary in any manner material to the Company or any Subsidiary.
          6H. Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its stock of any class (other than shares owned by the Company or any other Subsidiary) except (i) for directors’ qualifying shares or other shares issued to comply with local ownership legal requirements (but not in excess of the minimum number of shares necessary to satisfy such requirement), (ii) shares issued pursuant to employee stock option plans approved by the Board of Directors of such Subsidiary acting in good faith and shares issued in connection with the settlement of stock appreciation rights or as part of stock awards pursuant to plans or arrangements approved by the Board of Directors of such Subsidiary acting in good faith, (iii) to the Company or a Wholly Owned Subsidiary, and (iv) shares issued for fair market value (as determined in good faith by the Company and set forth in an Officer’s Certificate delivered to each holder of the Notes at least 5 Business Days prior to such issuance identifying the shares to be issued and the anticipated use of proceeds therefrom and certifying that the Net Proceeds, if any, from such issuance will be used in compliance with this paragraph 6H) with the Net Proceeds therefrom being (A) reinvested in outstanding capital stock of the Company, acquisitions otherwise permitted hereby, internal product development or Investments of the type described in Schedule 6M(vii) within 90 days of the receipt of such Net Proceeds or (B) applied within 90 days of the receipt of such Net Proceeds to a make an optional prepayment of Notes having a principal amount equal to the Ratable Portion (as defined in clause (vi) paragraph 6E) of the Notes.
          6I. Guarantees. The Company will not, and will not permit any Subsidiary to, Guarantee or otherwise in any way become or be responsible for Indebtedness of any other Person, contingently or otherwise, except
     (i) Guarantees issued, if any, in favor of the holders of the Notes;

     (ii) existing Guarantees further described on Schedule 6I hereto, including any renewals thereof not in excess of $1,000,000 in the aggregate; or
     (iii) Guarantees by the Company which are not prohibited by paragraph 6A(2).
          6J. Sale and Lease-Back. The Company covenants that it will not, and will not permit any Subsidiary to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be Transferred by the Company or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary unless (i) the assets so Transferred are subject to, and may be Transferred in compliance with, paragraph 6E and (ii) such lease obligations are Capitalized Lease Obligations and, immediately after giving effect to such transaction, no Default or Event of Default exists or would exist after giving effect to such transaction, including without limitation any default with respect to paragraph 6A.
          6K. Transactions with Affiliates. The Company covenants that it will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise any Affiliate except upon terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in an arm’s-length transaction with an unrelated third party as determined in good faith by the Company’s Board of Directors, other than pursuant to (i) agreements in existence on the date hereof, (ii) loans or advances to officers, directors and employees of the Company or any Subsidiary so long as (A) such loans or advances are used to (1) purchase shares in connection with any of the Company’s stock option or award programs, as approved by the Board of Directors of the Company acting in good faith, or (2) pay any tax liability incurred at the time of exercise of any stock options issued pursuant to such a program and (B) such shares are pledged to the Company to secure such loans or advances.
          6L. Nature of Business. The Company covenants it will not, and will not permit any Subsidiary to, engage in any business other than a Permitted Business.
          6M. Loans, Advances and Investments. The Company covenants it will not, and will not permit any Subsidiary to, make or permit to remain outstanding, any loan or advance to, or extend loans, advances or credit to (other than loans, advances or credit extended in the normal course of business to any Person who is not an Affiliate of the Company), or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (other than repurchases of capital stock that is subsequently retired or classified as treasury stock of the Company), or commit to do any of the foregoing, (all of the foregoing collectively being “Investments”), except for:

     (i) Investments in any Wholly Owned Subsidiary;
     (ii) Investments in any Subsidiary or a corporation which immediately after the purchase or acquisition of such stock, obligations or other securities will be a Subsidiary;
     (iii) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government, in each case which mature within one year from the date acquired;
     (iv) demand and time deposits with, Eurodollar deposits with or certificates of deposit issued by any commercial bank or trust company (A) organized under the laws of the United States or any of its states or having branch offices therein, (B) having equity capital in excess of $500,000,000 and (C) who issues either (x) senior debt securities rated A or better by S&P, A2 or better by Moody’s or (y) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, in each case payable in the United States in United States dollars and in each case which mature within one year from the date acquired;
     (v) readily marketable commercial paper rated as A-1 or better by S&P or Prime-1 or better by Moody’s and maturing not more than 270 days from the date acquired;
     (vi) loans or advances to officers, directors and employees of the Company or any Subsidiary so long as (A) such loans or advances are used to (1) purchase shares in connection with any of the Company’s stock option or award programs, as approved by the Board of Directors of the Company acting in good faith, or (2) pay any tax liability incurred at the time of exercise of any stock options issued pursuant to such a program and (B) such shares are pledged to the Company to secure such loans or advances;
     (vii) Investments of the type described in the “Investment Guidelines” of the Company dated July 1999, revised March 1999, a copy of which is attached hereto as Schedule 6M(vii);
     (viii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and similar deposits, in each case to be used in the ordinary course of business of the Company and its Subsidiaries;
     (ix) current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

     (x) Investments received in settlement of litigation, bankruptcy proceedings or in the good faith settlement of debt;
     (xi) Investments in existence on the date hereof as set forth on Schedule 6M(xi);
     (xii) purchase or redemption of any Note pursuant to paragraph 4B or 4C of this Agreement and purchase or redemption of the Ratable Portion of any other Company Indebtedness in accordance with paragraph 6E or 6H of this Agreement;
     (xiii) Investments made by the Company’s Top Hat Plan and Deferred Compensation Plan; and
     (xiv) Investments other than those set forth in the preceding clauses (i) through (xiii); provided that, at the time of making any such Investment, the aggregate amount of such Investments, valued at the greater of the original cost or Fair Market Value thereof, shall not exceed 5% of Consolidated Assets.
          7. EVENTS OF DEFAULT.
          7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
     (i) the Company defaults in the payment of any principal of, or Yield- Maintenance Amount or Breakage Cost Obligation payable with respect to, any Note when the same shall become due and payable, either by the terms thereof or otherwise as herein provided; or
     (ii) the Company defaults in the payment of any interest on any Note or any fee payable under this Agreement for more than 5 days after the date due; or
     (iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for indebtedness beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which any payment default shall occur and be continuing or any such failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or
     (iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or
     (v) the Company fails to perform or observe any agreement contained in paragraph 6; or
     (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or
     (vii) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
     (viii) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
     (ix) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company and its Material Subsidiaries, taken as a whole, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or
     (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or
     (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days: or

     (xii) one or more final judgments in an aggregate amount in excess of $10,000,000 is rendered against the Company or any Subsidiary and, within 30 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or
     (xiii) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” on a projected benefit obligation basis under all Plans, determined using actuarial assumptions set forth in the most recent actuarial report for the Plan shall not exceed the aggregate current value of the assets of the Plan by an amount which could reasonably be expected to have a Material Adverse Effect, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect;
then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and/or declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vii), (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Facility shall automatically terminate and all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, or the Breakage Cost Obligation, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and/or declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, or the Breakage Cost Obligation, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.
          7B. Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, and Breakage Cost Obligation, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest, overdue principal, Yield-Maintenance Amount and Breakage Cost Obligation at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
          7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.
          7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
          8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):
          8A. Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated. Schedule 8A hereto (as such Schedule 8A may have been modified from time to time by written supplements thereto delivered by the Company to Prudential) is an accurate and complete list of all Subsidiaries, including the jurisdiction of incorporation and ownership of all such Subsidiaries. The Company and each Subsidiary has the corporate power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 8A as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 8A).
          8B. Financial Statements. The Company has furnished each Purchaser of the Series A Notes and any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidating and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by the Company’s independent auditors (which auditors are one of the “Big Four” independent public accounting firms) and (ii) consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of the most recent fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidating and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present in all material respects the financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present in all material respects the financial results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

          8C. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in a Material Adverse Effect.
          8D. Outstanding Debt. Schedule 8D hereto (as such Schedule 8D may have been modified from time to time by written supplements thereto delivered by the Company to Prudential) sets forth a complete and correct list of all outstanding Consolidated Total Debt of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by paragraphs 6A and 6B. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.
          8E. Title to Properties. The Company has and each of its Subsidiaries has good title to its respective owned real properties (other than properties which it leases) and good title to all of its other respective owned properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business or in compliance with the provisions of this Agreement), subject to no Lien of any kind except Liens permitted by paragraph 6C. All leases necessary for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect, except to the extent the failure to be valid, subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect.
          8F. Taxes. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due and payable, except such taxes that are subject to a Good Faith Contest or the failure of which to pay could not reasonably be expected to have a Material Adverse Effect.
          8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction or agreement which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, except where it could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto (as such Schedule 8G may have been modified from time to time by written supplements thereto delivered by the Company to Prudential).
          8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or which would violate the provisions of any securities or Blue Sky law of any applicable jurisdiction.
          8I. Use of Proceeds. The proceeds of the Series A Notes will be used by the Company for general corporate purposes, including, without limitation, acquisitions and repurchases of capital stock of the Company. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U or X (12 CFR Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Closing Day for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System as in effect now or as the same may hereafter be in effect. None of the proceeds of the sale of the Notes has been or will be used to finance a Hostile Tender Offer.
          8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is reasonably expected to result in a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is reasonably expected to result in a Material Adverse Effect. The expected post-retirement benefit obligations (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not reasonably expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Plan (other than Multiemployer Plans) on a projected benefit obligation basis, determined as of the end of such Plans’ most recently ended Plan year on the basis of the actuarial assumption specified for funding purposes in such Plans most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such plan allocable to such benefit liabilities by an amount which could reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the immediately preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.
          8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require the Company to obtain any authorization, consent, approval, exemption or take any action by or provide any notice to or filing with, any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery by the Company of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.
          8L. Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
          8M. Environmental Compliance. Except as disclosed on Schedule 8M hereto or to the extent it would not reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary (i) has complied in all material respects with all applicable material Environmental and Safety Laws and all laws regulating or relating to the Company’s business, and neither the Company nor any Subsidiary has received (A) notice of any material failure so to comply, (B) any letter or request for information under Section 104 of CERCLA or comparable state laws or (C) any information that would lead it to believe that it is the subject of any Federal, state or local investigation concerning Environmental and Safety Laws; (ii) does not manage, generate, transport, discharge or store any Hazardous Materials in material violation of any material Environmental and Safety Laws; (iii) does not own, operate or maintain any underground storage tanks or surface impoundments; and (iv) is not aware of any conditions or circumstances associated with their respective currently or previously owned or leased properties or operations (or those of their respective tenants) which may give rise to any Environmental Costs and Liabilities.
          8N. Possession of Material Rights and Intellectual Property. The Company and its Subsidiaries possess all material franchises, certificates, affiliation agreements, licenses, approvals, registrations, development and other permits and authorizations, and easements, rights of way and similar rights from governmental or political subdivisions, regulatory authorities or other Persons (collectively, “Material Rights”) and all Intellectual Property, that are necessary for the ownership, maintenance and operation of their business, properties and assets, and neither the Company nor any Subsidiary is in violation of any Material Rights nor has infringed upon or violated the Intellectual Property or Material Rights of any third party, except to the extent such failure to so possess, such violation or such infringement could not reasonably be expected to result in a Material Adverse Effect.
          8O. Regulatory Status. Neither the Company nor any Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Act of 1935, as amended, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended.
          8P. Disclosure. This Agreement together with the other documents, certificates or statements (other than financial projections) furnished to any Purchaser by or on behalf of the Company in connection herewith do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading. The financial projections provided to the Purchasers were prepared by the Company acting in good faith based on reasonable assumptions (it being understood that actual results may vary from projected or forecasted results).
          9. REPRESENTATIONS OF THE PURCHASERS.
          Each Purchaser represents as follows:
          9A. Nature of Purchase.
     (i) Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.
     (ii) Such Purchaser is either (A) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated by the Securities and

Exchange Commission under the Securities Act or (B) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act, in either case, with such knowledge and experience in financial and business matters as necessary in order to evaluate the merits and risks of an investment in the Notes.
     (iii) If such Purchaser should in the future decide to dispose of any of the Notes, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing all of the Notes to the following effect: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”
          9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Class Exemption (“PTCE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTCE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile (if the Purchaser is a United States citizen); or
     (ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTCE 90-1 or (b) a bank collective investment fund, within the meaning of the PTCE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii) not later than the close of business on the Business Day prior to the applicable Closing Date, no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTCE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or
     (v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTCE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
     (vi) the Source is a governmental plan; or
     (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii) not later than the close of business on the Business Day prior to the applicable Closing Date; or
     (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

          As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
          10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
          10A. Yield-Maintenance Terms.
          “Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
          “Designated Spread” shall mean 0.50% in the case of each Series of Notes unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.
          “Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
          “Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor page of MMS — Treasury Market Insight (or, if such yield shall cease to be reported in MMS — Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.
          “Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
          “Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.
          “Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
          “Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.
          10B. Other Terms.
          “Acceptance” shall have the meaning specified in paragraph 2B(6).
          “Acceptance Day” shall have the meaning specified in paragraph 2B(6).
          “Acceptance Window” shall have the meaning specified in paragraph 2B(6).
          “Accepted Note” shall have the meaning specified in paragraph 2B(6).
          “Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          “Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, its chief accounting officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.
          “Available Facility Amount” shall have the meaning specified in paragraph 2B(1).
          “Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.
          “Base Rate” shall mean, for any day and for each Floating Rate Loan that bears interest at the Base Rate, the higher of (i) the per annum floating rate established by The Bank of New York (New York, NY) as its “prime rate” for domestic (United States) commercial loans in effect on such day and (ii) the per annum floating rate equal to one-half of one percent (0.50%) in excess of the Federal Funds Rate. The Bank of New York’s prime rate is a rate set by The Bank of New York based upon various factors, including The Bank of New York’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged at any given time to any customer or particular class of customers for any particular credit extension. Without notice to the Company or any other Person, The Bank of New York’s “prime rate” shall change automatically from time to time, based upon publicly announced changes in such rate, with each such change to become effective as of the beginning of business on the day on which any such change is publicly announced.
          “Base Rate Loan” shall mean the amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the Base Rate.
          “Base Rate Margin” shall mean, with respect to Base Rate Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of such Series with respect to Base Rate Loans, which is to be added to the Base Rate applicable from time to time to such Base Rate Loans.
          “Breakage Cost Obligation” shall have the meaning given in paragraph 2C(2).
          “Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed, (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business and (iv) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.
          “Cancellation Date” shall have the meaning specified in paragraph 2B(9)(iv).
          “Cancellation Fee” shall have the meaning specified in paragraph 2B(9)(iv).
          “Capitalized Lease Obligation” shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with GAAP.
          “Charges” shall have the meaning specified in paragraph 2C(7).
          “Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(8), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(9)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(6).
          “Consolidated Assets” shall mean, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

          “Consolidated EBITDA” shall mean, for the four fiscal quarter period immediately preceding the date of determination, Consolidated Net Earnings plus (to the extent deducted in determining Consolidated Net Earnings), (i) Consolidated Interest Charges, (ii) depreciation and amortization charges, (iii) non-cash charges for the appreciation of ESOP shares and (iv) all provisions for any federal, state or other income taxes made by the Company and its Subsidiaries during such period.
          “Consolidated Fixed Charges” shall mean, for the four fiscal quarter period immediately preceding the date of determination, the sum of (without duplication) (i) Consolidated Interest Charges, (ii) operating lease and rental expense of the Company and its Subsidiaries on a consolidated basis and (iii) dividends and distributions on capital stock paid in cash during such fiscal period by the Company or by any Subsidiary to the extent received by any Person other than the Company or another Subsidiary. For the avoidance of doubt, leased software expense shall not be deemed a Consolidated Fixed Charge for so long as such expense is not treated as operating lease or rental expense pursuant to GAAP
          “Consolidated Interest Charges” shall mean, for any period all interest expense, including imputed interest on Capitalized Lease Obligations, and all amortization of debt discount and expense on any Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.
          “Consolidated Net Earnings” shall mean, for any period, the net earnings (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, but excluding to the extent included in the calculation of Consolidated Net Income:
          (i) any gains net of any losses up to the amount of any such gains on the sale or other disposition of fixed or capital assets (and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses);
          (ii) the proceeds of any life insurance policy;
          (iii) net earnings and losses of any Subsidiary accrued prior to the date it becomes a Subsidiary;
          (iv) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such Person prior to the date of such acquisition;
          (v) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

          (vi) any gains from the acquisition of securities or the retirement or extinguishment of Indebtedness;
          (vii) any income or gain (net of any loss up to the amount of any such income or gain) during such period resulting from any change in accounting principles made in accordance with GAAP, from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments resulting from any change in accounting principles made in accordance with GAAP;
          (viii) net earnings and losses of any Person (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;
          (ix) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;
          (x) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of cash dividends to the Company or any other Subsidiary;
          (xi) earnings (net of any losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets; and
          (xii) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary.
          “Consolidated Net Earnings Available for Fixed Charges” shall mean, for the four fiscal quarter period immediately preceding the date of determination, Consolidated Net Earnings plus (to the extent deducted in determining Consolidated Net Earnings), (i) Consolidated Fixed Charges and (ii) all provisions for any federal, state or other income taxes made by the Company and its Subsidiaries during such period.
          “Consolidated Net Worth” shall mean, at any time, (in each case eliminating all offsetting debits and credits between and among the Company and its Subsidiaries, and all other items required to be eliminated in the course of the preparation of consolidated financial statements in accordance with GAAP) the consolidated stockholders’ equity of the Company and its Subsidiaries, determined at such time in accordance with GAAP, minus (or, if applicable, plus), to the extent included in consolidated stockholders’ equity and without duplication:

     (i) any net gains attributable to cumulative currency translation adjustments (or plus any net losses attributable to such adjustments),
     (ii) any net unrealized gains attributable to investment securities (or plus any net unrealized losses attributable to such investment securities),
     (iii) treasury stock and capital stock subscribed and unissued, and
     (iv) redemption obligations in respect of mandatorily redeemable preferred stock that is redeemable at the option of the holder.
          “Consolidated Total Debt” shall mean, as of the date of any determination thereof, the aggregate principal amount of all Indebtedness (other than Indebtedness of the type specified in clauses (viii) and (ix) of the definition of Indebtedness or any Guarantee insofar as it relates to such types of Indebtedness) of the Company and its Subsidiaries on a consolidated basis plus, without duplication, the redemption amount with respect to the capital stock of the Company required to be redeemed during the next succeeding twelve months at the option of the holder.
          “Default Rate” shall mean, with respect to each Series of Floating Rate Loans, a rate that is 2.00% over the rate of interest otherwise applicable to such Series in effect from time to time.
          “Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(9)(iii).
          “Environmental and Safety Laws” shall mean all laws relating to pollution, the release or other discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 7401 et. seq.), the Clean Air Act (42 U.S.C. Section 401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.
          “Environmental Costs and Liabilities” shall mean, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous

Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its subsidiaries is otherwise liable or responsible.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
          “Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Facility” shall have the meaning specified in paragraph 2B(1).
          “Facility Fee” shall have the meaning specified in paragraph 2B(9)(i).
          “Fair Market Value” shall mean, at any time and with respect to any property, the sale value that would be realized in an arm’s length sale between an informed and willing buyer and seller, neither being under a compulsion to buy or sell as determined in good faith by the Board of Directors of the Company.
          “Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Governmental Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City local time) on that day by each of three leading brokers of federal funds transactions in New York City selected by the holder of the greatest aggregate principal amount of the Notes of the applicable Series of Notes.

          “Fixed Rate Accepted Note” shall mean each Accepted Note which is to have a fixed rate of interest.
          “Fixed Rate Shelf Notes” shall have the meaning specified in paragraph 1B.
          “Floating Rate Loans” shall mean any Base Rate Loan or any LIBOR Loan outstanding at any time under the Notes.
          “Floating Rate Shelf Notes” shall have the meaning specified in paragraph 1B.
          “GAAP” or “generally accepted accounting principles” shall have the meaning specified in paragraph 10C.
          “Good Faith Contest” shall mean, with respect to any tax, assessment, Lien, obligation, claim, liability, judgment, injunction, award, decree, order, law, regulation, statute or similar item, any challenge or contest thereof by appropriate proceedings timely initiated in good faith by the Company or any Subsidiary for which adequate reserves therefor have been taken in accordance with GAAP.
          “Guarantee” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
          “H.15(519)” shall mean the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.
          “Hazardous Materials” shall mean (i) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous material,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (ii) any oil, petroleum or petroleum derived substance, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.
          “Hedge Treasury Note(s)” shall mean, with respect to any Fixed Rate Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Fixed Rate Accepted Note.
          “Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
          “including” shall mean, unless the context clearly requires otherwise, “including without limitation”.
          “Indebtedness” of any Person shall mean without duplication:
     (i) all obligations of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock that is redeemable at the option of the holder;
     (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (iii) all obligations of such Person upon which interest charges are customarily paid (excluding accounts payable and accrued obligations incurred in the ordinary course of business that are not more than 90 day past due);
     (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

     (v) all obligations of such Person issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business that are not more than 90 days past due);
     (vi) all obligations secured by any Lien or other charge upon property or assets owned by such Person, provided that if such Person has not assumed or become liable for the payment of such obligations the amount of such obligation shall be deemed to be the lesser of the fair market value of the encumbered property or the obligation being secured,
     (vii) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Lease Obligations;
     (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements. For purposes of this Agreement, the amount of the obligation under any such swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined;
     (ix) all reimbursement obligations of such Person as an account party in respect of letters of credit, bankers’ acceptances or instruments serving a similar function; and
     (x) all Guarantees of such Person with respect to liabilities of a type described in any of clauses (i) through (ix) hereof.
          “Intellectual Property” shall mean all patents, trademarks, service marks, trade names, copyrights, brand names, mechanical or technical processes and paradigms, know-how, and similar intellectual property and applications, licenses and similar rights in respect of the same.
          “Interest Period” shall mean, as to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made or, in the case of a continuation of an existing LIBOR Loan as a LIBOR Loan or a conversion of an existing Base Rate Loan into a LIBOR Loan, on the last day of the immediately preceding Interest Period applicable thereto, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (as the Company may elect or be deemed to elect as provided herein or as otherwise provided herein) thereafter; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of (a) the last day of such Interest Period or (b) the day on which the applicable LIBOR Loan is repaid or prepaid in full.
          “Investments” shall have the meaning specified in paragraph 6M.
          “Issuance Period” shall have the meaning specified in paragraph 2B(2).
          “LIBOR Loan” shall mean an amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the LIBOR Rate.
          “LIBOR Rate” shall mean, for any Interest Period for each LIBOR Loan for such Interest Period:
     (i) the interest rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, as reported by the British Bankers’ Association as of 11:00 a.m. London time on the day that is two Business Days prior to the first day of such Interest Period; or
     (ii) if such rate ceases to be reported in accordance with the above clause (i) or is unavailable, the rate per annum quoted by J.P. Morgan Chase Bank at approximately 11:00 a.m. (London time) on the first day of such Interest Period for loans in U.S. dollars to major banks in the London interbank eurodollar market for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to the outstanding principal amount of the applicable LIBOR Loan.
          “LIBOR Rate Margin” shall mean, with respect to LIBOR Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of such Series with respect to LIBOR Loans, which is to be added to any applicable LIBOR Rate for such LIBOR Rate Loans.
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

          “Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, liabilities, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company to perform any of its respective material obligations under the Agreement and the Notes or (iii) material impairment of the validity or enforceability or the rights of, or the benefits available to, the holders of any of the Notes under this Agreement or the Notes.
          “Material Rights” shall have the meaning specified in paragraph 8N.
          “Material Subsidiary” shall mean any Subsidiary of the Company the aggregate book value of which exceeds 5% of Consolidated Assets of the Company and its Subsidiaries as of the most recently ended fiscal quarter or which contributed more than 5% of Consolidated EBITDA for the most recently ended four fiscal quarter period.
          “Maximum Rate” shall have the meaning specified in paragraph 2C(7).
          “Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA.
          “Net Proceeds” shall mean, with respect to any Transfer, the aggregate amount of the cash consideration received by such Person in respect of such Transfer minus reasonable out-of-pocket expenses (including any related income or transfer taxes) actually incurred by such Person in connection with such Transfer minus payments made to retire Indebtedness secured by the assets or properties which are the subject of such Transfer minus appropriate amounts to be provided by the Company as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Transfer and retained by the Company, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and any indemnification obligations, all as reflected in an Officer’s Certificate delivered to each holder of Notes.
          “Notes” shall have the meaning specified in paragraph 1B.
          “Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Permitted Business” shall mean the business of information services as conducted currently and in the future by the Company and its Subsidiaries including evaluating, participating in or pursuing any other business, activity or opportunity that is related or ancillary thereto.

          “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
          “Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
          “Priority Debt” shall mean at any time, the sum (without duplication) of (a) Indebtedness (other than Indebtedness of the type specified in clauses (viii) and (ix) of the definition of Indebtedness or any Guarantee insofar as it relates to such types of Indebtedness) of the Company secured by Liens not otherwise permitted by clauses (i) to (xiii) of paragraph 6C, plus (b) all Indebtedness of Subsidiaries owed to any Person other than the Company or to a Wholly Owned Subsidiary.
          “Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential or (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.
          “Purchaser Schedule” shall have the meaning specified in paragraph 2A.
          “Ratable Portion” shall have the meaning specified in paragraph 6E.
          “Request for Purchase” shall have the meaning specified in paragraph 2B(4).
          “Required Holders” shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding or, as the context may require, of each Series of Notes from time to time outstanding.
          “Rescheduled Closing Day” shall have the meaning specified in paragraph 2B(8).
          “Responsible Officer” shall mean any Authorized Officer of the Company, the chief operating officer or general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Series” shall have the meaning specified in paragraph 1B.
          “Series A Closing Day” shall have the meaning specified in paragraph 2A.

          “Series A Note(s)” shall have the meaning specified in paragraph 1A.
          “Shelf Notes” shall have the meaning specified in paragraph 1B.
          “Significant Holder” shall mean (i) any Prudential Affiliate that holds any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.
          “Subsidiary” shall mean any Person more than 50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.
          “Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, assignment, transfer or other disposition of such item other than (i) any foreclosure against property secured by Liens permitted under paragraph 6C and (ii) any Transfer of cash in connection with the making of an Investment permitted by paragraph 6M.
          “Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
          “Voting Stock” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          “Wholly Owned Subsidiary” shall mean any Subsidiary of the Company all of the stock of every class (other than directors’ qualifying shares but not in excess of the minimum number of shares necessary to satisfy local ownership legal requirements) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries.
          10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “GAAP” or to “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

          11. MISCELLANEOUS.
          11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, any Yield-Maintenance Amount and any Breakage Cost Obligation payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing at least two Business Days in advance, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.
          11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including:
     (i) all taxes (together in each case with interest and penalties, if any), other than state, federal, local or foreign income taxes, intangible taxes, or franchise taxes, including without limitation, all stamp, recording and other similar taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note;
     (ii) all reasonable document production and duplication charges and the fees and expenses of any counsel (including fees assessed, if any, by Prudential’s in-house counsel) engaged by Prudential or any Purchaser or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequently proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted; and
     (iii) the reasonable costs and expenses, including reasonable attorneys’ fees and financial advisory fees, incurred by Prudential or any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the transactions contemplated hereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or bankruptcy case.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.
          11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount or any Breakage Cost Obligation payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
          11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $1,000,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any

Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such Transferee or Transferees; provided, however, that no Note may be transferred to any direct competitor of the Company without the prior written consent of the Company; and provided, further, that each Transferee agrees to be bound by this paragraph 11D and paragraph 11R of this Agreement. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s indemnity agreement (which shall be unsecured if such holder is an insurance company rated A or better by A.M. Best Company or is an institutional investor whose senior debt securities are rated BBB- or Baa3 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively) or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
          11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount or any Breakage Cost Obligation payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that no such Person shall have rights against the Company as a result thereof.
          11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the

Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No provision of this Agreement shall be interpreted for or against any party because that party or its legal representative drafted the provision.
          11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
          11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.
          11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Joseph Giasi, Jr., Esq., provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the

Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.
          11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, Yield-Maintenance Amount or Breakage Cost Obligation payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. In the case of any Series A Note or any Fixed Rate Shelf Note, if the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.
          11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.
          11N. Governing Law. IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.
          11O. Submission to Jurisdiction. Each of the Company, Prudential and each Purchaser hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement or the Notes, and each of the Company, Prudential and each Purchaser hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. Each of the Company, Prudential and each Purchaser hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company, Prudential and each Purchaser agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to it in the manner set forth in paragraph 11I hereof. Each of the Company, Prudential and each Purchaser agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11O shall affect the right of any Person to serve legal process in any other manner permitted by law or affect the right of any Person to bring any action or proceeding against any other Person or its property in the courts of any other jurisdiction. To the extent that the Company, Prudential or any Purchaser has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this agreement.
          11P. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential to perform its obligations under this Agreement shall relieve any Purchaser of its obligations hereunder or the Company of any of its obligations to any Purchaser hereunder. No failure by any Purchaser to perform its obligations under this Agreement shall relieve Prudential or any other Purchaser of its obligations or the Company of any of its obligations to Prudential or to any other Purchaser. None of the Company, Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder.
          11Q. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          11R. Confidentiality. For the purposes of this paragraph 11R, “Confidential Information” means information delivered to any Purchaser or its directors, officers, employees, agents, attorneys and affiliates (including any Person specified in paragraph 5C) by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser or any person acting on its behalf as being proprietary or confidential information of the Company or such Subsidiary, provided that such term does not include information that (i) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (ii) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on its behalf, (iii) otherwise becomes known to such Purchaser other than through disclosure by the Company, any Subsidiary or a source known by such Purchaser to be bound by a confidentiality agreement with or obligation of secrecy to or for the benefit of the Company or any Subsidiary or (iv) constitutes financial statements delivered to such Purchaser under paragraph 5A or 5B and that are otherwise publicly available. Such Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that such

Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such directors, officers, employees, agents, attorneys and affiliates have been advised of the confidential nature of such information and the terms of this paragraph 11R), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this paragraph 11R, (iii) any other holder of any Note, (iv) any institutional investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein, (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11R), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (b) in response to any subpoena or other legal process, or (c) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under the Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11R as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11R.

          11S. Binding Agreement. When this Agreement is executed and delivered by the Company, Prudential and the Series A Purchasers, it shall become a binding agreement between the Company, Prudential and the Series A Purchasers. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

INSURANCE SERVICES OFFICE, INC.

By:	/s/ Kenneth G. Geraghty

Name:	Kenneth G. Geraghty
Title:	Executive Vice President

The foregoing Agreement is hereby accepted as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ Yvonne Guajardo Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Yvonne Guajardo Vice President

U.S. PRIVATE PLACEMENT FUND
By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Yvonne Guajardo
Vice President

BAYSTATE INVESTMENTS, LLC
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Yvonne Guajardo
Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Yvonne Guajardo Vice President